CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Horizon Defensive Multi-Factor Fund, Horizon ESG Defensive Core Fund, and Horizon Multi-Asset Income Fund, each a series of Horizon Funds, under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

December 20, 2019